SECOND RESTATED CERTIFICATE OF INCORPORATION

                               OF

                     VASTAR RESOURCES, INC.

         (Originally incorporated on September 27, 1993 under the name ARCO Southwest, Inc.)


                            ARTICLE I

                              Name

        The name of the Company is VASTAR RESOURCES, INC.


                           ARTICLE II

                  Address and Registered Agent

     The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.


                           ARTICLE III

                     Description of Business

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided, however, that if the Company shall engage, directly or indirectly through one or more subsidiaries or affiliates, in business activities ("Other Business Activities") other than business activities (i) in the forty-eight contiguous States of the United States of America (including contiguous ocean areas and waterways and the Gulf of Mexico) consisting of exploring and drilling for, and acquiring, developing, producing, gathering, processing, storing, transporting, marketing, selling and trading in and providing services relating to crude oil, natural gas, condensate, natural gas liquids and other hydrocarbons, gases and by-products associated therewith, electricity, steam, coal and other energy products and the by-products associated therewith, (ii) in Mexico and

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Canada (including contiguous ocean areas and waterways)
consisting of the acquiring, storing, transporting, marketing, selling and trading in and providing services relating to crude oil, natural gas, condensate, natural gas liquids and other hydrocarbons, gases and by-products associated therewith, electricity, steam, coal and other energy products and the by-products associated therewith and (iii) ancillary to the foregoing activities and the acquisition and disposition of properties, rights and interests for the foregoing activities and, as a result of such Other Business Activities, as reported in the audited and unaudited annual and quarterly financial statements of the Company or recorded in books, records and worksheets underlying such financial statements, during each of any four (4) consecutive quarterly periods:

     (x)the gross revenues of the Company derived from Other
        Business Activities during such quarterly period shall exceed three (3) percent of the aggregate gross revenues of the Company derived from all of its business activities during such quarterly period; or

     (y)the aggregate of the operating expense and the exploration expense of the Company in such Other
        Business Activities during such quarterly period shall exceed three (3) percent of the aggregate of the operating expense and exploration expense of the Company in all of its business activities during such quarterly period; or

     (z)the capital expenditures of the Company in such Other Business Activities during such quarterly period shall exceed three (3) percent of the aggregate of the capital expenditures of the Company in all of its business activities during such quarterly period;

     then, in such event, the Company promptly after the publication by the Company of its financial statements which reflect (or the books, records or worksheets for such financial statements which reflect) that any of the foregoing percentage tests has not been met shall, except to the extent theretofore committed by it, cease and refrain from any acquisition by it of business opportunities, properties, leases, rights or interests which comprise, include or represent Other Business Activities until such time as none of the foregoing percentage tests, as reflected in the Company's financial statements (or such books, records and worksheets), shall have been exceeded during two (2) consecutive quarterly periods; and

     provided, further, that the Company shall not at any time acquire a controlling interest in any business entity if any of
(i) the gross revenues, (ii) the aggregate of the operating expense and exploration expense, or (iii) the capital expense of such entity, as reported in such entity's most recent audited or unaudited quarterly financial statements (or recorded in books, records or worksheets underlying such financial statements),

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derived from or expended in Other Business Activities would respectively exceed three (3) percent of the gross revenues, the aggregate of the operating expense and exploration expense, or the capital expense of the Company, as the case may be, during the same quarterly period as reported in the Company's most recent audited or unaudited financial statements (or recorded in books, records or worksheets underlying such financial statements).


                           ARTICLE IV

                          Capital Stock

A.   Authorized Shares

     The aggregate number of shares of Capital Stock which the Company shall have authority to issue is one hundred thirty million (130,000,000) shares ("Capital Stock"), to be divided into two classes consisting of:

     1. Twenty million (20,000,000) shares of Preferred Stock of the par value of One Cent ($0.01) each (hereinafter sometimes called "Preferred Stock"); and

     2. One hundred ten million (110,000,000) shares of Common
        Stock of the par value of One Cent ($0.01) each (hereinafter sometimes called "Common Stock").

     The following is a description of each class of Capital Stock and a statement of the preferences, qualifications, privileges, limitations, restrictions, and other special or relative rights granted to or imposed upon the shares of each class:

B.   Common Stock

     Each holder of Common Stock shall have the right to one vote for each share of Common Stock held of record on the books of the Company.

C.   Preferred Stock

     The Board of Directors is authorized, subject to any limitations prescribed by law or set forth below, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, provided, however, that the Board of

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Directors is not authorized to issue any series or share of
Preferred Stock which, in the judgment of the Board of Directors upon advice of legal counsel, would constitute "stock" as defined by Subsection 1504(a)(4) of the United States Internal Revenue Code, as amended from time to time (or any successor or additional section of the Internal Revenue Code dealing with the treatment of stock for purposes of determining whether a consolidated return may be filed) and any regulations issued thereunder. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of Capital Stock of the Company entitled to vote thereon having a majority of the votes entitled to be cast, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.


                            ARTICLE V

 Annual and Special Meetings of Stockholders; Action by Consent

     Any action required or permitted to be taken by the holders of the Capital Stock of the Company may be effected at a duly called annual or special meeting of such holders or by a consent in writing by the holders of such number of shares as may be required to take such action. Except as otherwise required by law, special meetings of stockholders of the Company may be called only by the holders of a majority of the Capital Stock issued and outstanding and entitled to vote at such meeting or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the Chairman of the Board. Proposals of business to be considered by the stockholders at any annual or special meeting of stockholders shall be made as provided in the By-Laws or as the Board of Directors otherwise may direct.


                           ARTICLE VI

                            Directors

     A. The number of the directors of the Company shall be fixed from time to time by or pursuant to the By-Laws of the Company. Nominations of persons for election to the Board of Directors shall be made as provided in the By-Laws of the Company, or as the Board of Directors otherwise may provide.

     B. Except as otherwise provided by the By-Laws, by the Board of Directors or by law, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation,

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disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director and not by the stockholders. A decrease in the number of directors constituting the Board of Directors shall not shorten the term of any incumbent director.

     C. The Board of Directors shall have the power to adopt, amend and repeal By-Laws of the Company.


                           ARTICLE VII

                      Directors' Liability

     To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this
Article VII by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time. Notwithstanding anything contained in this Certificate to the contrary, the affirmative vote of the holders of not less than 66 2/3 percent of all votes entitled to be cast by the holders of Capital Stock of the Company shall be required to amend or repeal this Article VII or to adopt any provision inconsistent herewith.


                          ARTICLE VIII

       Contractual Relations with Substantial Stockholder

     The Company anticipates that (i) Atlantic Richfield Company, a Delaware corporation ("ARCO"), will be and will remain a substantial stockholder of the Company, (ii) ARCO will continue to file a consolidated federal income tax return that includes the Company within its "affiliated group", (iii) ARCO and the Company may engage in the same or similar activities or lines of business in the same geographic areas and may each have an interest in the same business opportunities and (iv) the Company and ARCO will maintain continued intercompany corporate and business relations (including the provision of administrative and other services and the service of officers and directors of

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ARCO as officers and directors of the Company).  In connection with the initial contribution of business properties by ARCO to the Company and as a prerequisite to the Company's initial sale of the Company's Common Stock to holders other than ARCO, ARCO requires contractual agreement with the Company as to the allocation of business opportunities between ARCO and its subsidiaries and affiliates and the Company and its subsidiaries and affiliates and as to the continuation of the Company within ARCO's "affiliated group," as referred to in clause D(iii) of this Article. In order to accommodate each of the foregoing, the Company and ARCO have agreed as follows:

     A. Any person purchasing or otherwise acquiring any interest in shares of Capital Stock of the Company shall be deemed to have notice of and to have consented to the contractual relationships between the Company and ARCO provided for in this
Article VIII.

     B. ARCO and the Company, subject to any agreement pursuant to Section C of this Article VIII, may (i) engage in the same or similar activities or lines of business, (ii) do business with the same customers and suppliers or (iii) employ or otherwise engage any person as a director, officer, employee or agent.

     C. Any business opportunity that is communicated to, or otherwise comes to the attention of, any director or officer of the Company or of ARCO may potentially be of interest to either or both companies or their respective subsidiaries or affiliates. The Company and ARCO may agree upon a method for allocating such business opportunities among them and their respective subsidiaries and affiliates.

     D. The Company and ARCO may enter into and from time to time amend and revise agreements for (i) the provision of administrative and other services by each company and its subsidiaries and affiliates to the other and its subsidiaries and affiliates, (ii) the preparation and filing of consolidated tax returns and the allocation between ARCO and the Company of the financial burdens and benefits of tax liabilities, credits and the like, (iii) the grant to ARCO of options to acquire Capital Stock of the Company from time to time for the purpose of allowing ARCO to include the Company and its subsidiaries as part of ARCO's "affiliated group" under United States Internal Revenue Code provisions and rules and regulations thereunder, as supplemented and amended, and (iv) the allocation between the Company and ARCO, and provision of indemnities with respect to, liabilities arising in the business and affairs of ARCO and the Company whether arising prior to, at the time of, or subsequent to the formation of the Company.

     E. For purposes of this Article VIII, "ARCO" shall include all successors to Atlantic Richfield Company by way of merger, consolidation or sale of all or substantially all of its assets.

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                        *    *    *    *


     IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation, restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented. There is no discrepancy between the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented and the provisions of this Second Restated Certificate of Incorporation. This Second Restated Certificate of Incorporation, having been duly adopted in accordance with sections of the General Corporation Law of the State of Delaware, has been accepted by its Vice President, General Counsel and Secretary and attested by its Associate Secretary on this 15th day of May, 1996.


                              VASTAR RESOURCES, INC.



                              By:  /S/ ALBERT D. HOPPE
                                  --------------------------
                                  Albert D. Hoppe
                                  Vice President, General Counsel
                                  and Secretary




ATTEST:


By:  /S/ JONATHAN D. EDELFELT
    ----------------------------
    Jonathan D. Edelfelt
    Associate Secretary


[SEAL]




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